                                                                      EXHIBIT 99

Contact:    610-337-1000                          For Release:    April 28, 2004
            Robert W. Krick, ext. 3141                            Immediate
            Brenda A. Blake, ext. 3202


AMERIGAS PARTNERS REPORTS EARNINGS INCREASE

VALLEY FORGE, Pa., April 28 - AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE:APU), reported that net income for the Partnership's second quarter of fiscal 2004 ended March 31, 2004 rose over 17% to $105.7 million, or $1.99 per limited partner unit, compared to $89.9 million, or $1.80 per limited partner unit, in the same period last year. Results for the March 2003 quarter include a loss of $3.0 million, or $0.06 per limited partner unit, related to a refinancing of certain debt as previously reported. Average units outstanding were approximately 6% higher for the recent quarter as a result of a common unit offering completed in June 2003.

For the three months ended March 31, 2004, retail volumes sold rose 2.7% to a second quarter record 403.9 million gallons versus 393.4 million gallons sold in the prior-year period. Weather was approximately 1.5% warmer than normal during the recent quarter compared to weather that was approximately 1.0% colder than normal in the prior-year period according to the National Oceanic and Atmospheric Administration. Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) were $146.6 million in the fiscal 2004 period compared to $129.9 million a year ago. Operating income was $128.0 million in the most recently completed quarter compared to $115.5 million in the 2003 quarter.

Eugene V. N. Bissell, chief executive officer of AmeriGas, said, "Retail volumes sold increased primarily due to the October 2003 acquisition of Horizon Propane, partially offset by the continuing effects of the weakened economy on commercial and industrial customer sales volumes. We continue to invest in acquisitions and in our grill cylinder exchange business to exploit our national footprint."

Revenues for the quarter were $687.7 million versus $625.5 million a year ago, principally reflecting higher propane product costs as well as higher propane sales volumes. Operating expenses rose during the quarter mainly reflecting the Horizon Propane acquisition and, to a lesser extent, slightly higher expenses associated with the Partnership's PPX(R) grill cylinder exchange program. "The expense increases related to our growth initiatives were partially offset by the beneficial effects of the management realignment completed in late fiscal 2003," added Bissell.

                                   -- MORE --

AMERIGAS PARTNERS REPORTS EARNINGS INCREASE                               PAGE 2


Separately, AmeriGas Partners confirmed its earnings guidance for the fiscal year ending September 30, 2004 of approximately $250 million of EBITDA, or net income of approximately $88 million.

AmeriGas Partners is the nation's largest retail propane marketer, serving nearly 1.3 million customers from over 700 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 48% of the Partnership and individual unitholders own the remaining 52%.

AmeriGas Partners invites interested parties to listen to the live audio webcast of management's teleconference with the financial community about second quarter fiscal year 2004 results on Wednesday, April 28, 2004, at 4:00 PM Eastern time. The audio teleconference is available online at http://www.shareholder.com/ugi/medialist.cfm. A telephonic replay of the call can be accessed approximately two hours after the completion of the call at 1-888/203-1112, (International replay 719/457-0820) passcode 419494, until midnight ET May 2, 2004.

The financial tables appended to this news release can be viewed directly at HTTP://WWW.SHAREHOLDER.COM/UGI/APU/2Q04FINANCIALTABLE.PDF.

This press release contains certain forward-looking statements which management believes to be reasonable as of today's date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management's control. You should read the Partnership's Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, the capacity to transport propane to our market areas and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

Comprehensive information about AmeriGas is available on the Internet at WWW.AMERIGAS.COM.


AP-04                               ###                                  4/28/04

                    AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
                               REPORT OF EARNINGS
           (Thousands, except per unit and where otherwise indicated)
                                   (Unaudited)


                                                     Three Months Ended           Six Months Ended          Twelve Months Ended
                                                          March 31,                   March 31,                   March 31,
                                                  -------------------------   -------------------------   -------------------------
                                                     2004          2003          2004          2003          2004          2003
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Revenues:
       Propane                                    $   654,142   $   595,138   $ 1,077,403   $ 1,005,718   $ 1,574,249   $ 1,425,233
       Other                                           33,568        30,408        70,505        64,859       131,506       121,717
                                                  -----------   -----------   -----------   -----------   -----------   -----------
                                                      687,710       625,546     1,147,908     1,070,577     1,705,755     1,546,950
                                                  -----------   -----------   -----------   -----------   -----------   -----------

Costs and expenses:
       Cost of sales - propane                        392,297       349,327       631,419       577,621       910,681       783,185
       Cost of sales - other                           12,899        11,334        28,280        26,406        55,326        50,119
       Operating and administrative expenses (a)      139,395       133,923       263,158       254,869       496,723       473,194
       Depreciation                                    18,556        17,435        36,893        33,909        73,407        65,461
       Amortization                                     1,260           996         2,578         2,013         4,767         3,891
       Other (income), net                             (4,656)       (3,016)       (7,938)       (4,202)      (12,696)       (6,777)
                                                  -----------   -----------   -----------   -----------   -----------   -----------
                                                      559,751       509,999       954,390       890,616     1,528,208     1,369,073
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Operating income                                      127,959       115,547       193,518       179,961       177,547       177,877
Loss on extinguishment of debt                             --        (3,023)           --        (3,023)           --        (3,023)
Interest expense                                      (21,167)      (21,884)      (42,302)      (44,583)      (84,914)      (87,665)
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Income before income taxes                            106,792        90,640       151,216       132,355        92,633        87,189
Income tax benefit (expense)                               79           320          (628)           62        (1,276)          (62)
Minority interests                                     (1,221)       (1,084)       (1,789)       (1,629)       (1,388)       (1,359)
                                                  -----------   -----------   -----------   -----------   -----------   -----------
Net income                                        $   105,650   $    89,876   $   148,799   $   130,788   $    89,969   $    85,768
                                                  ===========   ===========   ===========   ===========   ===========   ===========

General partner's interest in net income          $     1,057   $       899   $     1,488   $     1,308   $       900   $       858
                                                  ===========   ===========   ===========   ===========   ===========   ===========

Limited partners' interest in net income          $   104,593   $    88,977   $   147,311   $   129,480   $    89,069   $    84,910
                                                  ===========   ===========   ===========   ===========   ===========   ===========

Net income per limited partner unit:
       Basic                                      $      2.00   $      1.80   $      2.81   $      2.62   $      1.72   $      1.72
                                                  ===========   ===========   ===========   ===========   ===========   ===========

       Diluted                                    $      1.99   $      1.80   $      2.81   $      2.62   $      1.72   $      1.72
                                                  ===========   ===========   ===========   ===========   ===========   ===========

Average limited partner units outstanding:
       Basic                                           52,373        49,433        52,360        49,433        51,729        49,421
                                                  ===========   ===========   ===========   ===========   ===========   ===========

       Diluted                                         52,431        49,491        52,436        49,483        51,811        49,482
                                                  ===========   ===========   ===========   ===========   ===========   ===========

SUPPLEMENTAL INFORMATION:

       Retail gallons sold (millions)                   403.9         393.4         708.4         717.6       1,065.7       1,061.4
       EBITDA (b) (c)                             $   146,554   $   129,871   $   231,200   $   211,231   $   254,333   $   242,847
       Distributable cash (b)                         119,382       101,882       176,771       154,813       147,143       134,563
       Capital expenditures:
          Maintenance capital expenditures              6,005         6,105        12,127        11,835        22,276        20,619
          Growth capital expenditures                  11,191        11,602        19,482        21,433        29,494        39,334


(a) Included in operating and administrative expenses during the twelve-month period ended March 31, 2004 are $3,756 of costs associated with the management realignment announced in June 2003.

(b) EBITDA (earnings before interest expense, income taxes, depreciation and amortization) should not be considered as an alternative to net income (as an indicator of operating performance) or as an alternative to cash flow (as a measure of liquidity or ability to service debt obligations) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States. Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to compare the Partnership's operating performance with other companies within the propane industry and to evaluate our ability to meet loan covenants.

Management defines distributable cash as EBITDA less interest expense and maintenance capital expenditures. Maintenance capital expenditures are defined in the Partnership Agreement as expenditures made to maintain the operating capacity of the Partnership's existing capital assets. Management believes distributable cash is a meaningful non-GAAP measure for evaluating the Partnership's ability to declare and pay the Minimum Quarterly Distribution pursuant to the terms of the Partnership Agreement. The Partnership's definition of distributable cash may be different from that used by other entities.

(continued)

                    AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
                               REPORT OF EARNINGS
           (Thousands, except per unit and where otherwise indicated)
                                  (Unaudited)

(continued)

      The following table includes reconciliations of net income to EBITDA and distributable cash for all periods presented:

                                    Three Months Ended     Six Months Ended        Twelve Months Ended
                                        March 31,              March 31,                March 31,
                                  ---------------------   ---------------------   ---------------------
                                    2004        2003        2004        2003        2004        2003
                                  ---------   ---------   ---------   ---------   ---------   ---------
Net income                        $ 105,650   $  89,876   $ 148,799   $ 130,788   $  89,969   $  85,768
Income tax (benefit) expense            (79)       (320)        628         (62)      1,276          62
Interest expense                     21,167      21,884      42,302      44,583      84,914      87,665
Depreciation                         18,556      17,435      36,893      33,909      73,407      65,461
Amortization                          1,260         996       2,578       2,013       4,767       3,891
                                  ---------   ---------   ---------   ---------   ---------   ---------
EBITDA (c)                          146,554     129,871     231,200     211,231     254,333     242,847
Interest expense                    (21,167)    (21,884)    (42,302)    (44,583)    (84,914)    (87,665)
Maintenance capital expenditures     (6,005)     (6,105)    (12,127)    (11,835)    (22,276)    (20,619)
                                  ---------   ---------   ---------   ---------   ---------   ---------
Distributable cash                $ 119,382   $ 101,882   $ 176,771   $ 154,813   $ 147,143   $ 134,563
                                  =========   =========   =========   =========   =========   =========


(c) The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2004:

                                                                       Forecast
                                                                        Twelve
                                                                        Months
                                                                         Ended
                                                                      September 30,
                                                                          2004
                                                                        --------
Net income (estimate)                                                   $ 88,000
Interest expense (estimate)                                               82,000
Depreciation (estimate)                                                   75,000
Amortization (estimate)                                                    5,000
                                                                        --------
EBITDA (estimate)                                                       $250,000
                                                                        ========


                                       2